EXHIBIT 99.1

AVX Corporation Announces Second Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- October 26, 2005 --

AVX Corporation (NYSE: AVX) reported that Net Sales were $325.9 million in the second quarter ended September 30, 2005. This was an increase of $6.1 million from the previous quarter ended June 30, 2005.

Chief Executive Officer and President, John Gilbertson, stated, “The sales increases during the last three quarters indicate that end market growth is continuing, and this is a positive sign for AVX and the industry.”

Net income for the quarter was $17.0 million, or $0.10 per share.

Income from operations improved sequentially to $19.2 million for the quarter reflecting a lower cost structure resulting from the actions that AVX has taken to streamline operations, reduce operating costs and enhance production capabilities in low cost regions.

John Gilbertson went on to state, "We have been able to improve profit margins during the past two quarters while reducing inventory levels. We believe that inventory throughout the supply chain remains low, and improvements in end market demand quickly flow through as increased demand for AVX products. Our financial position remains exceptionally strong with $751.3 million in cash and investment securities.”

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.
Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2004	2005	2004	2005
Net sales	$329,983	$325,931	$675,001	645,745
Cost of sales	277,076	280,875	565,912	562,836
Gross profit	52,907	45,056	109,089	82,909
Selling, general & admin. expense	25,877	25,873	51,338	53,644
Profit (loss) from operations	27,030	19,183	57,751	29,265
Other income	3,105	4,774	8,152	10,931
Income (loss) before income taxes	30,135	23,957	65,903	40,196
Provision (benefit) for taxes	11,520	6,932	24,396	12,941
Net income (loss)	$18,615	17,025	$41,507	$27,255

Basic income (loss) per share	$0.11	$0.10	$0.24	$0.16
Diluted income (loss) per share	$0.11	$0.10	$0.24	$0.16

Weighted average common
shares outstanding:
Basic	173,661	172,691	173,658	172,604
Diluted	174,009	173,203	174,196	172,997

The three and six months ended September 30, 2005 results include a non-cash income tax benefit of $1.9 million for the favorable settlement of certain income tax exposures related to prior years partially offset by related interest expense of $1.0 million ($0.6 million net of tax) resulting in an increase to net income of $1.3 million or $0.01 per diluted share.

AVX CORPORATION
Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)
	March 31,	September 30,
	2005	2005
Assets
Cash and cash equivalents	$490,470	$457,299
Short-term investments in securities	36,000	148,995
Accounts receivable, net	152,011	169,225
Inventories	379,630	335,914
Other current assets	60,025	62,903
Total current assets	1,118,136	1,174,336
Long-term investments in securities	193,997	145,003
Property, plant and equipment, net	265,892	236,789
Other assets	111,724	105,775

TOTAL ASSETS	$1,689,749	$1,661,903

Liabilities and Stockholders' Equity
Accounts payable	$116,452	$119,059
Income taxes payable and accrued expenses	80,120	73,972
Total current liabilities	196,572	193,031
Other liabilities	53,926	50,965

TOTAL LIABILITIES	250,498	243,996

TOTAL STOCKHOLDERS' EQUITY	1,439,251	1,417,907

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,689,749	$1,661,903

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are described in the documents AVX Corporation files with the Securities and Exchange Commission, including, but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the events, results, and/or timing as projected, estimated, or described above.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843/946-0691
finance@avxus.com